For Immediate Release

contact:

Financial
Brian Little
Director, Investor Relations
404 584 4414
blittle@aglresources.com
Media
Nick Gold
Director, Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

AGL RESOURCES REPORTS FIRST QUARTER
EARNINGS AND ANNOUNCES EXECUTED
AGREEMENT TO SELL CERTAIN NUI ASSETS

Impact of NUI Utilities and Jefferson Island Storage
Drive Growth

ATLANTA, April 27, 2005 - AGL Resources Inc. (NYSE: ATG) today reported first quarter 2005 net income of $88 million, or $1.15 per basic share ($1.14 per diluted share), compared with $66 million, or $1.02 per basic share ($1.00 per diluted share) reported in the first quarter of 2004. The company's results reflect earnings contributions from the performance of the NUI Corporation (NUI) assets (principally Elizabethtown Gas and Florida City Gas) and Jefferson Island Storage & Hub, all of which were acquired in the fourth quarter 2004. As a result of the company's 11-million share equity offering in November 2004, earnings results for the year are based on weighted average shares outstanding of 76.9 million, while 2003 first quarter results were based on weighted average shares outstanding of 64.6 million.

"We are hitting our stride early in the year," said Paula Rosput Reynolds, Chairman, President and Chief Executive Officer. "We promised all stakeholders we would integrate our acquisitions quickly. This quarter’s performance reflects that we are substantially on track for earnings accretion and best-in-class operations this year.”

Improved earnings at SouthStar Energy Services, and Distribution Operations (exclusive of NUI contributions) also drove the year-over-year increase in earnings. These improved results for the quarter were offset by higher corporate interest and income tax expenses. In addition, results were affected by a decrease in earnings at Sequent relative to the first quarter 2004.

QUARTERLY RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed earnings before interest and taxes (EBIT) of $123 million, compared with $82 million reported in first quarter 2004, a $41 million or 50% year-over-year increase, of which $34 million came from NUI. The remaining increase in EBIT was primarily the result of higher income at Atlanta Gas Light, Chattanooga Gas and Virginia Natural Gas.

Operating margin was $253 million for the quarter, up $73 million from the same period last year. The increase was primarily the result of the acquisition of NUI, which contributed $70 million and increases in revenue from Atlanta Gas Light’s pipeline replacement program, gas stored for marketers and customer growth, offset by decreased operating margins at Virginia Natural Gas due to lower usage per degree day. Total operating expenses increased $32 million relative to the same period in the prior year, primarily due to NUI, offset by lower operating expenses at Virginia Natural Gas, in part due to lower bad debt expense.

Retail Energy Operations

The Retail Energy Operations segment, which is comprised of SouthStar Energy Services, is a new operating segment for financial reporting purposes. Previously, SouthStar was included in the Energy Investments operating segment. The Company added this new operating segment in accordance with the requirements of Statement of Financial Accounting Standard No 131, Disclosures about Segments of an Enterprise and Related Information, in order to not only provide more transparency and visibility into the results and operations of SouthStar, but also into the results and operations of those remaining subsidiaries comprising the Energy Investments segment, including Jefferson Island Storage & Hub and Pivotal Propane of Virginia.

Retail Energy Operations contributed EBIT of $40 million in first quarter 2005 as compared to $33 million in the comparable prior year quarter, an increase of $7 million or 21%. The increased EBIT contribution was driven largely by increased operating margins of $9 million resulting from higher commodity margins in the first quarter 2005, reflecting larger spreads between wholesale and retail prices and favorable asset management revenues. These results were offset by decreased margins resulting from weather that was 7 percent warmer than the first quarter of 2004. Total operating expenses were flat on a year-over-year basis, but the amount the company records for minority interest in SouthStar’s earnings increased $2 million due to increased SouthStar earnings.

Wholesale Services

The Wholesale Services segment contributed $4 million in EBIT for the first quarter 2005, down 67% from $12 million for the same period last year. The $8 million decline is primarily due to decreased operating margins of $9 million as compared to the prior year. Operating margins for the first quarter 2005 were negatively affected by the decline in forward NYMEX gas prices at the end of 2004, which accelerated the recognition of $5 million in operating margins into the fourth quarter 2004 that was originally expected to be recognized in the first quarter 2005. Additionally, by refilling the storage capacity early in 2005 and locking in economic values, the unit experienced mark-to-market accounting losses of $8 million on hedged storage positions due to the relative increase in forward NYMEX gas prices at the end of first quarter 2005. This negative effect on operating margins was offset in part by improved performance in Sequent’s origination business in the Northeast due to higher transportation spreads.

Wholesale Services’ operating expenses decreased $1 million from the prior year comparable quarter primarily due to higher costs incurred in the first quarter 2004 related to the implementation of the Energy Trading and Risk Management (ETRM) system and Sarbanes-Oxley 404 compliance efforts versus the first quarter 2005. These reduced expenses were partially offset by higher payroll costs due to increased headcount.

Energy Investments

The Energy Investments segment contributed increased EBIT of $4 million for the first quarter 2005 as compared to the first quarter 2004, primarily driven by the EBIT contribution of $4 million from Jefferson Island Storage & Hub (JISH).

Corporate

The Corporate segment EBIT contribution improved by $2 million in first quarter 2005 compared to the prior year period. These results reflect the current year favorable impact of a $2 million loss recorded in the prior year period associated with the retirement of information systems and technology assets, partially offset by a net increase in corporate operating expenses due in part to NUI and to technology expenses the company incurred during the current year quarter in conjunction with major projects to improve service delivery in its utilities.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the first quarter 2005 was $26 million, compared with $16 million in first quarter 2004. The $10 million, or 63% increase reflects $8 million of additional interest expense associated with the NUI and JISH acquisition debt and $2 million from higher short-term interest rates. Average debt outstanding for the first quarter 2005 was $1.8 billion, a $0.6 billion increase over the prior year quarter’s average outstanding debt balance of $1.2 billion. The company's debt-to-capitalization ratio as of March 31, 2005, was 53 percent, down substantially from 58 percent as of December 31, 2004.

First quarter 2005 income taxes were $55 million, a $14 million increase over first quarter 2004, primarily due to higher corporate earnings for the quarter.

SALE OF NUI ASSETS

A purchase and sales agreement (PSA) was executed with Duke Energy Gas Transmission (DEGT) to sell the company’s 50 percent interest in Saltville Gas Storage Company, LLC (Saltville Storage), an interstate storage facility, as well as its wholly owned interests in Virginia Gas Pipeline and Virginia Gas Storage. DEGT is currently the other 50 percent partner in Saltville LLC.

AGL Resources acquired these assets, located in Virginia, in November 2004 when it purchased NUI Corporation. The company will retain the local distribution company that it acquired in the NUI transaction, Virginia Gas Distribution Company, which has 270 customers, and will also retain the name Virginia Gas Company under which these companies currently operate.

After operating the facilities for several months and conducting a careful evaluation of several proposals with respect to Saltville Storage and the Virginia Gas storage and pipeline businesses, the company concluded that selling these assets makes strategic sense and this transaction enables the company to focus its efforts and capital on areas that are more closely aligned with its existing distribution businesses and Pivotal-related operations and projects.”

Duke Energy Saltville Gas Storage, LLC will be the sole owner of Saltville Storage when the sale is completed. With approximately 2 Bcf of capacity, the Saltville storage facility strategically connects to Duke Energy’s East Tennessee Natural Gas interstate system and its Patriot pipeline.

AGL Resources will receive, subject to working capital adjustments, $62 million in cash at closing and will use the proceeds to repay debt and for other general corporate purposes. The transaction is not expected to have a material impact on AGL Resources' earnings. Closing of the transaction, which is subject to regulatory approvals, including approval from the Virginia State Corporation Commission, is expected in the third quarter 2005.

Earnings Conference Call Webcast: The AGL Resources 2005 first quarter earnings conference call and webcast, scheduled for Wednesday, April 27, 2005, at 4:30 p.m. (ET), can be accessed via the investor relations section of the AGL Resources website at www.aglresources.com. The webcast replay of the call will be available on the website through the close of business on Wednesday, May 4, 2005. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 75269020. International callers should dial (617) 801-6888, and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Officers may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as projections of our financial performance, management’s goals and strategies for our business and assumptions regarding the foregoing. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may,” “plan,” “predict,” “project,”future,” “seek,” “should,” “target,” “will,” “would,” or similar expressions. Do not unduly rely on forward-looking statements. They represent our expectations about the future and are not guarantees. Our expectations are based on currently available competitive, financial and economic data along with our operating plans. While we believe that our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. In addition to the important factors described in this press release and in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release, the following are among the important factors that could cause our business, results of operations or financial condition in the future to differ significantly from those expressed in the forward-looking statements:

•	changes in industrial, commercial and residential growth in AGL Resources’ service territories;

•	changes in price, supply and demand for natural gas and related products;

•
impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission on the gas and electric industries and on AGL Resources;

•	actions taken by government agencies, including decisions on base rate increase requests by state regulators;

•
the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or AGL Resources' operations specifically;

•
the enactment of new accounting standards, or interpretations of existing accounting standards, by the Financial Accounting Standards Board or the Securities and Exchange Commission, or SEC, that could impact the way AGL Resources records revenues, assets and liabilities, which in turn could adversely affect reported results of operations;

•
the enactment of new auditing standards, or interpretations of existing auditing standards, by the Public Company Accounting Oversight Board which could adversely affect AGL Resources' ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•
effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, and unknown issues following deregulation such as the stability of the Georgia retail gas market, including risks related to energy marketing and risk management;

•
concentration of credit risk in marketers that are certificated by the Georgia Public Service Commission to sell retail natural gas in Georgia, as well as concentration of credit risk in customers of our wholesale services segment;

•	utility and energy industry consolidation;

•	performance of equity and bond markets and the impact on pension and post-retirement funding costs;

•	impact of acquisitions and divestitures, including:

o
the risk that the businesses of NUI Corporation and/or Pivotal Jefferson Island Storage & Hub, LLC will not be integrated successfully with AGL Resources or that such integrations may be more difficult, time-consuming or costly than expected;

o	material deficiencies in NUI's internal controls that AGL Resources must address and resolve;

o	revenues following the acquisitions may be lower than expected;

o	expected revenue synergies and cost savings from these two acquisitions may not be fully realized or realized within the expected time frame;

•	direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors;

•	interest rate fluctuations, financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	impacts of changes in weather upon the temperature-sensitive portions of the business;

•	impact of ongoing investigations and litigation;

•	impact of changes in prices on the margins achievable in the unregulated retail gas marketing business;

•	increases in competition in the markets served by AGL Resources;

•	the availability and price of insurance;

•	the general effects of deregulation of the energy markets, including industry restructuring and unbundling of services;

•	the ability to attract and retain key executives and employees;

•	fluctuations in energy commodity prices;

•	acts of war or terrorism;

•	AGL Resources’ ability to control operating expenses and to achieve efficiencies in its existing and acquired operations;

•	AGL Resources’ ability to continue to modernize its current and acquired distribution infrastructures as scheduled and budgeted; and

•	other risks described in AGL Resources' documents on file with the SEC.

There also may be other factors that could cause results to differ significantly from our expectations. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense, income taxes and the cumulative effect of changes in accounting principles. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company’s calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

Any required reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the “investor information” section.

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AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three Months Ended
March 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months

	3/31/2005	3/31/2004	Fav/(Unfav)

Operating Revenues	$912	$651	$261
Cost of Gas	572	393	(179)
Operation and Maintenance Expenses	115	93	(22)
Depreciation and Amortization	33	24	(9)
Taxes Other Than Income	11	8	(3)
Total Operating Expenses	731	518	(213)
Operating Income	181	133	48
Other Income	1	1	-
Minority interest	(13)	(11)	(2)
Earnings Before Interest & Taxes	169	123	46
Interest Expense	26	16	(10)
Earnings Before Income Taxes	143	107	36
Income Taxes	55	41	(14)
Net Income	$88	$66	$22

EPS
Basic	$1.15	$1.02	$0.13
Diluted	$1.14	$1.00	$0.14

Shares Outstanding
Basic	76.9	64.6	12.3
Diluted	77.6	65.4	12.2

AGL Resources Inc.
EBIT Schedule
For the Three Months Ended
March 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months

	3/31/2005	3/31/2004	Fav/(Unfav)
Distribution Operations	$123	$82	$41
Retail Energy Operations	40	33	7
Wholesale Services	4	12	(8)
Energy Investments	5	1	4
Corporate	(3)	(5)	2
Consolidated EBIT	169	123	46
Interest Expense	26	16	(10)
Income Taxes	55	41	(14)
Net Income	$88	$66	$22

Earnings per Common Share
Basic	$1.15	$1.02	$0.13
Diluted	$1.14	$1.00	$0.14

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three Months Ended
March 31, 2005 and 2004
(In millions)

	Three Months

	3/31/2005	3/31/2004	Fav/(Unfav)

Operating Revenues	$912	$651	$261
Cost of Gas	572	393	(179)
Operating Margin	$340	$258	$82